Exhibit 10.3

                                        November 3, 2009

Mr. Walter Siegel
19 Hickory Drive
Great Neck, NY  11023

Re:  Letter Agreement

Dear Walter:

On September 30, 2005, you received an Offer Letter from Standard Microsystems Corporation (the “Company” or “SMSC”), which was subsequently amended as a result of Section 409A (“409A” or “Section 409A”) of the Internal Revenue Code (the “Code”). SMSC wishes to once again reconfirm the terms of your continued employment as follows:

•	Annual Base Salary: $294,000 to be increased effective January 1, 2010 to $317,100.

•	You are hereby promoted effective January 1, 2010 to the position of Senior Vice President and General Counsel.

•
Annual Bonus target opportunity of 50% of your then current base salary pursuant to the terms and conditions of the Company’s then current management incentive plan in which you are eligible to participate.  Notwithstanding anything herein to the contrary, any annual bonus for a particular fiscal year shall be paid to you as soon as reasonably practicable following the end of such fiscal year and in any event no later than 2½ months following the end of such fiscal year; provided that in the event payment of such bonus to you within such 2½ month period is impracticable, either administratively or economically, as determined by the Company, payment of such bonus will be made as soon as practicable thereafter.

•	Monthly Car Allowance: $700 which shall terminate on December 31, 2009.

•
Annual Equity Award:  The Company shall grant to you 20,000 stock options on an annual basis which will be awarded quarterly on the same schedule as such grants are made to the Directors of the Company pursuant to the terms and conditions of the plan from which such grants are made.  25% of each such stock option grant will vest on each of the first four anniversaries of the grant date of such stock option provided you continue to remain employed by the Company on each of the applicable vesting dates.  Notwithstanding anything herein to the contrary, from time to time, the Board or the Compensation Committee, in its sole discretion may modify the grant to include a partial or total substitution of alternative equity based instruments or to increase or decrease the number of stock options or alternative equity based instruments awarded.

•	Your annual salary and annual incentive bonus target may be reviewed and increased from time to time.

•	Eligibility Individual Executive Disability Income Insurance (up to 1/3rd of salary), subject to SMSC Board approval, physical exam and obtaining underwriting.

•	Eligibility to participate in the Company’s Supplemental Executive Retirement Plan, as may be amended from time to time.

•	Eligibility to participate in the Executive Health Management Program made available by the Company.

•	Convert your eligible life insurance policy which is being discontinued.

•	Eligibility for the Executive Salary Grade Severance Benefit in accordance with the terms and conditions of the Company’s Severance Plan, as may be amended from time to time.

•	Vacation time to be accrued at the rate of 20 days per year.

•	Paid holidays will be according to the Company’s holiday schedule for U.S. employees.

•	You will be eligible to participate in all other benefits programs offered to similarly situated employees in New York.

In the event that any payment or benefit required to be paid to you pursuant to this letter agreement would violate Section 409A, the parties agree notwithstanding any provisions in this letter agreement to the contrary, to amend this letter agreement, to the extent necessary and reasonable to maintain the spirit of this letter agreement without resulting in a violation under 409A.

Your eligibility to participate in the various compensation and benefits plans offered by the Company is subject to your compliance with the terms of each plan, which may be changed by the Company from time to time in accordance with the terms of the relevant plan document.

A basic philosophy of SMSC is that we depend upon our employees to succeed.  We therefore want our relationship to be one of long-standing, which offers you the opportunity to effectively use your skills and successfully service our customers’ needs.  We are confident that you will perform satisfactorily and follow our policies and procedures.  Our objective has always been to provide employees with career opportunities; however, this will be influenced by your performance and SMSC’s success in the marketplace.  Changes in the economy, our markets and technology will continue to occur; therefore, notwithstanding the fact that we are a career employee oriented Company, this offer of employment should not be construed as a contract or a commitment that your employment will continue for a specific period of time.

We look forward to having you remain with SMSC for what I am confident will be a mutually beneficial association.  In the meantime, if you have any questions, please do not hesitate to contact me.  This Letter Agreement may be executed by each party by facsimile counterpart.

Except as set forth herein, this Letter Agreement supersedes and replaces the Offer Letter and any other letter or agreement, written or oral, governing the terms and conditions of your employment with the Company, except for your Employee Agreement dated October 24, 2005.  The terms and conditions of any prior stock option, stock appreciation right or restricted stock awards previously granted to you shall be subject to the terms and conditions of this Letter Agreement.

Sincerely,

/s/ Christine King
President and Chief Executive Officer

Encl.

Agreed and accepted.

SIGNATURE:	/s/ Walter Siegel

DATE:	11/4/09